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                    NONSTATUTORY STOCK OPTION


________________, Optionee:

     Aviron (the "Company"), has granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is not intended to qualify as and will not be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees (including officers) directors or consultants. The grant of this option and the issuance of shares upon the exercise of this option are also intended to be exempt from the securities qualification requirements of the California Corporations Code pursuant to Section 25102(f) of that code. Defined terms not explicitly defined in this agreement but defined in the Plan shall have the same definitions as in the Plan.

     The details of your option are as follows:

     1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is _______________ (__________).

     2. VESTING. Subject to the limitations contained herein, __% of the shares will vest each month commencing on
____________, 19__ and continuing until either (i) you cease to provide services to the Company for any reason, or (ii) the option becomes fully vested.

     3.   EXERCISE PRICE AND METHOD OF PAYMENT.

          (a)  EXERCISE PRICE.  The exercise price of this option
is                            ($     ) per share.
   --------------------------   -----

          (b) METHOD OF PAYMENT. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

               (i)     Payment of the exercise price per share
in cash (including check) at the time of exercise;

               (ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt


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of irrevocable instructions to pay the aggregate exercise price of the Company from the sales proceeds;

               (iii)     Payment by a combination of the methods
of payment permitted by subparagraph 3(b)(i) or 3(b)(ii) above.

     4. WHOLE SHARES. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

     5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

     6. TERM. The term of this option commences on _______________, 19__, the date of grant, and expires on
_______________, (the "Expiration Date," which date shall be no more than ten (10) years from the date this option is granted). In no event may this option be exercised on or after the Expiration Date. This option shall terminate prior to the Expiration Date as follows: three (3) months after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company for any reason or for no reason unless:

          (a) such termination of Continuous Status as an Employee, Director or Consultant is due to your disability, in which event the option shall expire on the earlier of the Expiration Date set forth above or twelve (12) months following such termination of Continuous Status as an Employee, Director or Consultant; or

          (b) such termination of Continuous Status as an Employee, Director or Consultant is due to your death or your death occurs within three (3) months following your termination for any other reason, in which event the option shall expire on the earlier of the Expiration Date set forth above or twelve (12) months after your death; or

          (c) during any part of such three (3) month period the option is not exercisable solely because of the condition set forth in paragraph 6 above, in which event the option shall not expire until the earlier of the Expiration Date set forth above or until it shall have been exercisable for an aggregate period of three (3) months after the termination of Continuous Status as an Employee, Director or Consultant; or

          (d) exercise of the option within three (3) months after termination of your Continuous Status as an Employee, Director or Consultant with the Company or with an Affiliate of the Company would result in liability under section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act), in which case the option will expire on the earlier of (i) the Expiration Date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or
(iii) six (6) months and ten (10) days after the termination of


                                2.

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your Continuous Status as an Employee, Director or Consultant
with the Company or an Affiliate of the Company.

     However, this option may be exercised following termination of Continuous Status as an Employee, Director or Consultant only as to that number of shares as to which it was exercisable on the date of termination of Continuous Status as an Employee, Director or Consultant under the provisions of paragraph 2 of this option.

     7. REPRESENTATIONS. By executing this option agreement, you hereby warrant and represent that you are acquiring this option for your own account and that you have no intention of distributing, transferring or selling all or any part of this option except in accordance with the terms of this option agreement and Section 25102(f) of the California Corporations Code. You also hereby warrant and represent that you have either
(i) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect your own interests in connection with the grant of this option by virtue of the business or financial expertise of any of your professional advisors who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

     8.   EXERCISE.

          (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours.

          (b)  By exercising this option you agree that:

               (i)     as a precondition to the completion of
any exercise of this option, the Company may require you to enter an arrangement providing for the cash payment by you to the Company of any tax withholding obligation of the Company arising by reason of: (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise. You also agree that any exercise of this option has not been completed and that the Company is under no obligation to issue any Common Stock to you until such an arrangement is established or the Company's tax withholding obligations are satisfied, as determined by the Company; and

               (ii) the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Act, require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one hundred eighty
(180) days) following the effective date (the "Effective Date") of the registration statement of the Company filed under the Act as may be requested by the Company or the representative of the underwriters. You further agree that the Company may impose stop-


                                3.

transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

     9. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you or pursuant to a qualified domestic relations order satisfying the requirements of Rule 16b-3 of the Exchange Act (a "QDRO"), and is exercisable during your life only by you or a transferee pursuant to a QDRO.

     10. OPTION NOT A SERVICE CONTRACT. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this option shall obligate the Company or any Affiliate of the Company, or their respective shareholders, Board of Directors, officers, or employees to continue any relationship which you might have as a Director or Consultant for the Company or Affiliate of the Company.

     11. NOTICES. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.


     Dated the __th day of ______________________, 19__.

                              Very truly yours,



                              By
                                 --------------------------------
                                 Duly authorized on behalf
                                 of the Board of Directors

ATTACHMENTS:

     Notice of Exercise


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The undersigned:

     (a) Acknowledges receipt of the foregoing option and the attachments referenced therein; and

     (b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its Affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of
(i) the options previously granted and delivered to the undersigned under stock option plans of the Company, and (ii) the following agreements only:

     NONE
               -----------
               (Initial)

     OTHER     -------------------------------
               -------------------------------
               -------------------------------




                              -----------------------------------


                              ADDRESS:





                                5.

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                        NOTICE OF EXERCISE



Secretary
Aviron
297 North Bernardo Avenue
Mountain View, CA  94043           Date of Exercise: ____________


Ladies and Gentlemen:

     This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

     Type of option:    Nonstatutory


     Stock option dated:           ______________

     Number of shares as
     to which option is
     exercised:                    ______________

     Certificates to be
     issued in name of:            ______________

     Total exerise price:          $_____________

     Cash payment delivered
     herewith:                     $_____________


     By this exercise, I agree (i) to provide such additional documents as you may require, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and
(iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

     I hereby make the following certifications and representations with respect to the number of shares of Common
Stock of the Company listed above (the "Shares"), which are being acquired by me for my own account upon exercise of the Option as set forth above:


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     I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and are deemed to constitute "restricted securities" under Rule 701 and "control securities" under Rule 144 promulgated under the Act. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Act and any applicable state securities laws.

     I further acknowledge that I will not be able to resell the Shares for at least ninety days after the stock of the Company becomes publicly traded (I.E., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934) under Rule 701 and that more restrictive conditions apply to affiliates of the Company under Rule 144.

     I further acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company's Articles of Incorporation, Bylaws and/or applicable securities laws.

     I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Act, I will not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one hundred eighty
(180) days) following the effective date of the registration statement of the Company filed under the Act (the "Effective Date") as may be requested by the Company or the representative of the underwriters. For purposes of this restriction I will be deemed to own securities that (i) are owned directly or indirectly by me, including securities held for my benefit by nominees, custodians, brokers or pledgees; (ii) may be acquired by me within sixty (60) days of the Effective Date; (iii) are owned directly or indirectly, by or for my brothers or sisters (whether by whole or half blood), spouse, ancestors and lineal descendants; or (iv) are owned, directly or indirectly, by or for a corporation, partnership, estate or trust of which I am a shareholder, partner or beneficiary, but only to the extent of my proportionate interest therein as a shareholder, partner or beneficiary thereof. I further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

                              Very truly yours,


                              ___________________________________



                                2.